July 2, 2012

Eagle Rock Announces Successful Re-Start of Phoenix-Arrington Ranch Plant
Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) ("Eagle Rock" or the "Partnership") today announced the successful re-start of its Phoenix-Arrington Ranch Plant in Hemphill County, Texas, serving the prolific Granite Wash play.
On April 30, 2012, the Partnership reported an incident at its Phoenix-Arrington Ranch Plant. Following the incident, inlet natural gas volumes into the plant were shut-in. As and where possible, the Partnership has successfully diverted volumes to other Eagle Rock or third party processing facilities. Shut-in and diverted volumes will be restored to the Phoenix-Arrington Ranch Plant as expeditiously as possible. The Partnership estimates the financial impact of the plant downtime to be approximately $2 to $3 million in Adjusted EBITDA before the benefit of any insurance recoveries.
With the re-start of the Phoenix-Arrington Ranch Plant and the recently announced startup of its Woodall Plant, also in Hemphill County, Eagle Rock has approximately 190 MMcf/d of high efficiency cryogenic processing capacity serving the Granite Wash play.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2011 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

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